Exhibit 10.3

Execution Version

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Agreement”) is made as of May 25, 2021 by and among Decarbonization Plus Acquisition Corporation II, a Delaware corporation (“SPAC”) and the undersigned shareholders of Tritium Holdings Pty Ltd (together, the “Consortium”, and each a “Consortium Member”, and together with the SPAC, the “Parties”). Unless otherwise noted, capitalized terms used but not otherwise defined have the meaning set forth in the BCA (as defined below).

WHEREAS, concurrently with the execution of this Agreement, SPAC is entering into a Business Combination Agreement (the “BCA”), dated as of the date hereof, by and among SPAC, Tritium DCFC Limited, an Australian public company limited by shares, Hulk Merger Sub, Inc., a Delaware corporation, and Tritium Holdings Pty Ltd, an Australian proprietary company limited by shares (the “Company”);

WHEREAS, SPAC and the Company each may terminate the BCA pursuant to Section 10.01(f) thereof (a “Fortive Termination”), in the event certain acquisition rights under the Shareholders’ Deed are exercised by Fortive (as defined in the Shareholders’ Deed); and

WHEREAS, as an inducement for SPAC to enter into the BCA, (a) in the event of a Fortive Termination pursuant to the terms of the BCA, or (b) in the event of a termination of the BCA (i) by the Company or SPAC pursuant to Section 10.01(b) of the BCA or (ii) by the Company pursuant to any other clause in Section 10.01 of the BCA (other than clauses (c) or (h) thereof), in each case at a time when Fortive (as defined in the Shareholders’ Deed) has validly delivered a Fortive Notice in accordance with the Shareholders’ Deed that has not been revoked or withdrawn (provided that any such revocation or withdrawal will not be valid unless accompanied by the delivery of the Fortive Waivers) (an “Other Termination”), the Consortium has agreed pursuant to the terms and conditions set forth herein to pay to SPAC a termination fee of $50,000,000 (the “Termination Fee”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which the Parties acknowledge, the Parties hereto hereby severally agree as follows:

1.    Termination Fee.

a.    In the event of a Fortive Termination or an Other Termination, each Consortium Member shall pay its portion, and the Consortium Members shall procure payment by James McFarlane Kennedy as trustee for the Kennedy Family Trust and Sernik Pty Ltd as trustee for the Sernia Family Trust (the “Other Consortium Members”) of their portion, of the Termination Fee set forth on Schedule A hereto to SPAC or its designee by wire transfer, to an account designated by SPAC in writing to the Consortium, of same day funds by the earlier of (i) the date that is four (4) Business Days after Fortive’s (as defined in the Shareholders’ Deed) acquisition of securities of the Company (other than the acquisition of securities (A) not in accordance with the Shareholders’ Deed from another shareholder of the Company, (B) of a de minimis amount from another shareholder of the Company or (C) newly issued securities directly from the Company and without violation of this Agreement) pursuant to the Shareholders’ Deed and (ii) March 14, 2022 (the “Payment Date”).

b.    In the event that any of the Other Consortium Members fails to pay its portion of the Termination Fee in accordance with clause 1(a), the Consortium Members agree to pay such Other Consortium Members’ outstanding portion in accordance with the respective proportions indicated on Schedule A by the Payment Date.

The Parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included in order to induce SPAC to enter into the BCA.

2.    Liquidated Damages. The Parties acknowledge that the agreements contained in Section 1 are an integral part of the Transactions, and that the damages resulting from the termination of the BCA under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation and that, without the agreements contained in Section 1, the SPAC would not enter into the BCA, this Agreement or the other Transaction Documents, and, therefore, the Termination Fee, if, as and when required pursuant to Section 1 of this Agreement, shall not constitute a penalty, but rather liquidated damages, and is a reasonable amount that will compensate the SPAC in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating the Transaction Documents and this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. Accordingly, if a Consortium Member fails to pay any amount due by it pursuant to Section 1 of this Agreement and, in order to obtain such payment, SPAC commences a proceeding that results in a judgment against that Consortium Member for its respective amount set forth in Section 1 of this Agreement or any portion thereof, that Consortium Member will pay to SPAC its reasonable third-party out-of-pocket costs and expenses (including attorneys’ fees) incurred as a result of such proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

3.    Transfers of Company Shares. Each Consortium Member agrees not to effect any Transfer of any Company Shares held by such Consortium Member from the date hereof until the termination of this Agreement, without the prior written consent of the SPAC (which will not be unreasonably withheld). To the extent that the SPAC consents to any such Transfer, the relevant Consortium Member agrees to cause the transferee of any such Transfer to execute and deliver a joinder to this Agreement, in form and substance reasonably satisfactory to the SPAC, pursuant to which such transferee will agree to be subject to the terms and conditions of this Agreement as if it was a “Consortium Member” signing this Agreement on the date hereof. For purposes of this Section 3, “Transfer” shall mean, in respect of a Consortium Member, to offer to transfer, transfer or consent to transfer any of the Company Shares held by that Consortium Member , excluding entry into the Commitment Agreement and the Share Transfer Agreement and the consummation of the transactions contemplated thereby and excluding entry into any sale or transfer of any Company Shares to Fortive pursuant to Section 19 of the Shareholders’ Deed.

4.    Several Liability. All liability of the Consortium Members under this Agreement will be several (and not (i) joint or (ii) joint and several) and if a Consortium Member fails to perform or discharge any of their respective covenants, agreements and obligations pursuant to this Agreement (the “Relevant Obligation”), the other Consortium Members shall not be liable for that Consortium Member’s failure to perform or discharge such Relevant Obligation and SPAC’s (or any other party’s) only remedy in respect of that Consortium Member’s failure to perform or discharge the Relevant Obligation will only be against that Consortium Member.

5.    Liability; Non-Recourse. Except (i) as expressly set forth in the Share Transfer Agreement and (ii) the obligation of the Consortium Members party hereto to pay the Termination Fee pursuant to the terms hereof, none of the Consortium Members nor any Consortium Member’s past, present or future directors, officers, employees, members, partners, stockholders, affiliates, agents, attorneys, advisors, or other representatives or shall have any liability under the BCA or any other Transaction Document.

6.    Assignment. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

7.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4):

if to SPAC:

Decarbonization Plus Acquisition Corporation II

2744 Sand Hill Road

Menlo Park, CA

(212) 993-0076

Attention: Erik Anderson, Peter Haskopoulos and Robert Tichio

Email: erik@wrg.vc, phaskopoulos@riverstonellc.com,

rtichio@riverstonellc.com

with a copy to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: Dan Komarek

Email: dkomarek@velaw.com

and

Vinson & Elkins L.L.P.

2801 Via Fortuna

Suite 100

Austin, TX 78746

Attention: Milam Newby

Email: mnewby@velaw.com

and

Clifford Chance LLP

Level 16, 1 O’Connell Street

Sydney NSW 2000

Australia

Attention: Andrew Crook and Tennie Tam

Email:     Andrew.Crook@cliffordchance.com and

                 Tennie.Tam@cliffordchance.com

If to the Consortium:

Christopher Hay

33 West Street

North Sydney NSW 2060

Australia

Attention: Christopher Hay

Email: c.hay@stbenergy.com.au

With a copy to:

Attention: Kara Frederick

Email: kara@tigerfg.com

and

Tritium Holdings Pty Ltd

48 Miller Street

Murarrie, QLD 4172

Australia

Attention: Mark Anning

Email: manning@tritium.com.au

and

Latham & Watkins LLP

330 North Wabash Avenue

Suite 2800

Chicago, IL 60611

Attention:     Ryan Maierson

                      Jason Morelli

Email:          Ryan.Maierson@lw.com

                      Jason.Morelli@lw.com

and

Corrs Chambers Westgarth

Level 42, 111 Eagle Street

Brisbane, QLD 4000

Australia

Attention: Alex Feros

Email: Alexandra.Feros@corrs.com.au

8.    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereunder are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereunder be consummated as originally contemplated to the fullest extent possible.

9.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. In the event of a conflict between the terms of this Agreement and any matters specifically and expressly governed by the BCA or one of the Transaction Agreements, the terms of the BCA or such Transaction Agreement, as applicable, shall govern.

10.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.    Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.

13.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

14.    Amendment. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

15.    Termination. This Agreement will terminate without further action upon the earliest to occur of (a) the Effective Time, or (b) upon termination of the BCA, provided, however, that if the BCA is terminated pursuant to (i) Section 10.01(f) thereof by the Company or SPAC or (ii) (A) by the Company or SPAC pursuant to Section 10.01(b) of the BCA or (B) by the Company pursuant to any other clause in Section 10.01 of the BCA (other than clauses (c) or (h) thereof), in each case at a time when Fortive (as defined in the Shareholders’ Deed) has validly delivered a Fortive Notice in accordance with the Shareholders’ Deed that has not been revoked or withdrawn (provided that any such revocation or withdrawal will not be valid unless accompanied by the delivery of the Fortive Waivers), this Agreement will terminate upon receipt of the Termination Fee by SPAC. If terminated, no Party will have any liability of any kind to the other Party or any other person on account of this Agreement.

16.    Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, The Parties hereto have executed this Agreement as of the date first above written.

DECARBONIZATION PLUS ACQUISITION CORPORATION II

By	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

THE CONSORTIUM:

St Baker Energy Holdings Pty Ltd, as trustee for the St Baker Energy Innovation Trust

By:	/s/ Trevor St Baker
Name: Trevor St Baker
Title: Director

By:	/s/ Stephen St Baker
Name: Stephen St Baker
Title: Director

Ilwella Pty Ltd

By:	/s/ Brian Flannery
Name: Brian Flannery
Title: Director

By:	/s/ Peggy Flannery
Name: Peggy Flannery
Title: Director

Varley Holdings Pty Ltd

By:	/s/ Jeff Phillips
Name: Jeff Phillips
Title: Managing Director

By:	/s/ Justin Anthony England
Name: Justin Anthony England
Title: Finance Manager and Company Secretary

Finnmax Pty Ltd, as trustee for The Finn Family Trust

By:	/s/ Zoe Finn
Name: Zoe Finn
Title: Director

Schedule A

Consortium Member	Share of Termination Fee	Respective Proportion
St Baker Energy Holdings Pty Ltd as trustee for the St Baker Energy Innovation Trust	38.804%	43.58%
Ilwella Pty Ltd	14.987%	16.83%
Varley Holdings Pty Ltd	27.422%	30.81%
Finnmax Pty Ltd as trustee for The Finn Family Trust	7.821%	8.78%
James McFarlane Kennedy as trustee for the Kennedy Family Trust	7.055%	—
Sernik Pty Ltd as trustee for the Sernia Family Trust	3.911%	—